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                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                            -----------------------

Name: BEAUMONT FUND, LLC

Address of Principal Business Office (No. & Street, City, State Zip Code):

          2265 Quarry Valley Road, Columbus, Ohio  43204

Telephone Number (including area code): (866) 377-7677

Name and address of agent for service of process: Steven R. Howard, Esq. Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York,
NY 10019

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York State of New York on the 13th day of May, 2002

                                    BEAUMONT FUND, LLC

                                    By: /s/ BENJAMIN J. BORNSTEIN
                                    -----------------------------
                                    Benjamin J. Bornstein, President